Exhibit 99.1

Oragenics, Inc. Announces Expiration of Its Investment Banking Engagement Agreement

SARASOTA, Fla.—(BUSINESS WIRE)—Oragenics, Inc. (NYSE American: OGEN), a company focused on developing unique, intranasal nanoparticle pharmaceuticals for the treatment of neurological disorders, today announced that its engagement agreement with its investment bank has expired and that it does not intend to extend the engagement at this time due to market conditions.

About ONP-002

ONP-002 is a fully synthetic neurosteroid being developed to treat mTBI. In preclinical studies, the drug demonstrated equivalent or better neuroprotective effects compared with related neurosteroids. Animal models of concussion showed the drug reduces the behavioral pathology associated with brain injury symptoms such as memory impairment, anxiety and motor/sensory performance. Additionally, ONP-002 is lipophilic and can cross the blood-brain barrier to rapidly eliminate swelling, oxidative stress and inflammation while restoring proper blood flow.

About Mild Traumatic Brain Injury (mTBI)

Concussions are an unmet medical need that affects millions worldwide. Repetitive concussions can increase the risk of developing chronic traumatic encephalopathy and other neuropsychiatric disorders. It is estimated that 5 million concussions occur in the U.S. annually and that up to 50% go unreported. The worldwide incidence is estimated at 69 million per year. The global market for concussion treatment was valued at $6.9 billion in 2020 and is forecast to reach $8.9 billion by 2027, according to Grandview Research. Common settings for concussion include contact sports, military training and operations, motor vehicle accidents, children at play and elderly assistive-living facilities due to falls.

Contacts

Oragenics, Inc.

Janet Huffman, Chief Financial Officer

813-286-7900

jhuffman@oragenics.com

LHA Investor Relations

Tirth T. Patel

212-201-6614

tpatel@lhai.com